UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 10, 2025

Date of Report (Date of earliest event reported)

BALL CORPORATION

(Exact name of Registrant as specified in its charter)

Indiana	001-07349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

9200 W. 108th Circle, P.O. Box 5000, Westminster, CO 80021-2510

(Address of principal executive offices, including ZIP Code)

(303) 469-3131

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	BALL	NYSE

Ball Corporation

Current Report on Form 8-K

Dated November 10, 2025

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2025, Ball Corporation (the “Company” or “Ball”) announced that the board of directors of the Company (the “Board”) approved the appointment of Ronald J. Lewis as Chief Executive Officer of the Company and a member of the Board, effective immediately. In connection with Mr. Lewis’s appointment as Chief Executive Officer, the Board appointed Stuart A. Taylor II as Chairman of the Board and eliminated the Lead Independent Director position, effective immediately. Mr. Taylor previously served as Lead Independent Director since 2019.

Mr. Lewis, age 59, served as Senior Vice President, Chief Supply Chain and Operations Officer at Ball Corporation since January 2024. He previously served as Chief Operating Officer, Global Beverage Packaging from 2021 to 2024 and President, Beverage Packaging EMEA from 2019 to 2021. Before joining Ball in 2019, Mr. Lewis spent 19 years at Coca-Cola European Partners, Coca-Cola Enterprises, Inc. and The Coca-Cola Company, serving in various supply chain and procurement positions. Mr. Lewis holds an undergraduate degree from Montana State University-Bozeman and an MBA from Northwestern University Kellogg School of Management.

In connection with Mr. Lewis’s appointment, he will receive an initial base salary of $1,000,000 per year, and an annual cash incentive opportunity at a target of 150% of base salary, which will be prorated for fiscal year 2025. Commencing in the Company’s fiscal year 2026, Mr. Lewis will be eligible to receive annual equity awards with a target value of $7,000,000, pursuant to the terms of the Company’s shareholder approved equity plans.

On November 10, 2025, the Company announced that effective immediately, Daniel W. Fisher would no longer serve as the Company’s chief executive officer or as Chairman of the Board. Mr. Fisher’s departure is not related to any disagreement between Mr. Fisher and the Company. Mr. Fisher’s separation from the Company is a termination by the Company “without cause” for purposes of all plan benefits as well as contractual entitlements, including under Mr. Fisher’s severance benefit agreement with the Company.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Lewis and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. Mr. Lewis has not engaged in any transaction with the Company during the last fiscal year, and does not propose to engage in any transaction, that would be reportable under Item 404(a) of Regulation S-K.

On November 10, 2025, the Company announced that the Board approved the appointment of Daniel Rabbitt, 57, as Chief Financial Officer, effective immediately.

Mr. Rabbitt has served as the Company’s interim Chief Financial Officer since May, 2025 and previously served as Senior Vice President for the Company where he oversaw the Corporate Planning & Development function, from 2016. During his tenure with the Company, he has successfully closed a number of strategic transactions. Most of his Ball career has been in executive management roles, working closely with Ball’s Chief Executive Officer and its Board of Directors. Prior to joining Ball, he was Chief Financial Officer and Co-Founder of Mountain Union Telecom, LLC.

In connection with Mr. Rabbitt’s appointment, he will receive an initial base salary of $700,000 per year, and an annual cash incentive opportunity at a target of 90% of base salary, which will be prorated for fiscal year 2025. Commencing in the Company’s fiscal year 2026, Mr. Rabbitt will be eligible to receive annual equity awards with a target value of 200% of base salary, pursuant to the terms of the Company’s shareholder approved equity plans.

There is no arrangement or understanding between Mr. Rabbitt and any other person pursuant to which Mr. Rabbitt was appointed as Chief Financial Officer of the Company. There is no family relationship between Mr. Rabbitt and any member of the Board of Directors or any executive officer of the Company, and there are no transactions between the Company and Mr. Rabbitt that require disclosure under Item 404(a) of Regulation S-K.

Item 7.01Regulation FD Disclosure

A copy of the Company’s press release relating to the announcement described in Item 5.02, dated November 10, 2025, is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01Financial Statements and Exhibits

Exhibits.

The following are furnished as exhibits to this report:

Exhibit 99.1	Ball Corporation Press Release dated November 10, 2025
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Ball Corporation

Form 8-K

November 10, 2025

EXHIBIT INDEX

Description	Exhibit

Ball Corporation Press Release dated November 10, 2025	99.1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:	/s/ Hannah Lim-Johnson
Hannah Lim-Johnson
Title: Senior Vice President and Chief Legal Officer

Date: November 10, 2025